SECOND AMENDMENT TO COMMON STOCK PURCHASE WARRANT

This Second Amendment to Common Stock Purchase Warrant (this “Amendment”), dated as of May 6, 2016, is being entered into by and between Digital Turbine USA, Inc. (f/k/a Digital Turbine, Inc.), a Delaware corporation (the “Company”), and North Atlantic SBIC IV, L.P., a Delaware limited partnership (the “Registered Holder”). Capitalized terms used in this Amendment without definition have the respective definitions ascribed to them in the Warrant (as defined below).

WHEREAS, the Company, Digital Turbine Media, Inc. (f/k/a Appia, Inc.) and the Registered Holder have executed and delivered that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of March 6, 2015;

WHEREAS, the Company has issued its Common Stock Purchase Warrant to Registered Holder on March 6, 2015 (the “Original Warrant”); the Original Warrant was amended by the Amendment to Common Stock Purchase Warrant, dated February 7, 2016 (as the same may from time to time be further amended, modified, supplemented or restated, the “Warrant”); and

WHEREAS, pursuant to the Purchase Agreement and Section 14 of the Warrant, the Company and the Registered Holder have agreed to further amend the Warrant as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. AMENDMENT TO WARRANT. Section 1 of the Warrant is hereby amended by deleting the words “the date with (sic) is fourteen (14) months from the date hereof (“Vesting Date”)” and replacing them with the following: “June 15, 2016 (the “Vesting Date”), provided that the Vesting Date may be extended by Registered Holder to no later than June 22, 2016, if Registered Holder believes, in its reasonable discretion, that (i) the Company is unable to refinance the Obligations by the Vesting Date, (ii) reasonable progress has been made by the Company in refinancing the Obligations, and (iii) in all likelihood, the Company will be able to refinance the Obligations by June 22, 2016.

Section 2. MISCELLANEOUS.

(A) Generally. Sections 15 and 16 of the Warrant will apply to this Amendment as if the same were reproduced in this Amendment, mutatis mutandis.

(B) Affirmation of Warrant. The parties hereby affirm all provisions of the Warrant as amended by this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

The parties hereto have executed this Amendment as of the date first written above.

DIGITAL TURBINE USA, INC.

By:
Name:	Andrew Schleimer
Title:	CFO

NORTH ATLANTIC SBIC IV, L.P.

By:	North Atlantic Investors SBIC IV, LLC General Partner
By:
Name:
Title:

[Signature Page to Second Amendment to Common Stock Purchase Warrant]

The parties hereto have executed this Amendment as of the date first written above.

DIGITAL TURBINE USA, INC.

By:
Name:
Title:

NORTH ATLANTIC SBIC IV, L.P.

By:	North Atlantic Investors SBIC IV, LLC General Partner
By:
Name:	David M. Coit
Title:	Managing Director

[Signature Page to Second Amendment to Common Stock Purchase Warrant]